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                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 20, 2000 relating to the financial statements at August 31, 1998 and 1999, and for the years ended
August 31 1997, 1998, and 1999, and our report dated April 20, 2000 relating to the financial statement schedule as of and for the years ended August 31, 1997, 1998 and 1999, which reports appear in APW Ltd.'s Registration Statement on Form 10 dated May 1, 2000 (as amended on June 20, 2000 and July 11, 2000) (file no. 001-15851). We also consent to the reference to us under the headings "Experts".


PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
September 29, 2000